PERTAMINA LETTERHEAD


                                                           December 1, 1989


OUR REF.       :  4768/I0000/89-53          CHINESE PETROLEUM
                                            CORPORATION
                                            83 CHUNG HWA ROAD
                                            TAIPEI, REPUBLIC OF
                                            CHINA
ENCLOSURES     :

SUBJECT        : LNG PROJECT - COMMERCIAL SETTLEMENT OF START-UP
                 DELAY

Gentlemen,

This letter is in reference to our Badak III LNG Sales Contract ("the Contract") dated March 19, 1987. Under the terms of the Contract, the delivery of LNG is to commence in January 1990; however, it is anticipated that the construction and start-up of the receiving facilities will not be completed in January 1990 due to reasons which CPC believes may constitute Force Majeure.

The parties acknowledge that Pertamina will incur a financial hardship as a result of the delay in completion of the receiving facilities and in order to minimize Pertamina's financial hardship without resolving CPC's claim of Force Majeure, the parties desire to implement this commercial settlement.

Accordingly, and in view of the parties' mutual desire to foster a good long term relationship and Pertamina's expectation that CPC will be able to purchase the spare capacity of Train E on a long term basis, it is mutually agreed that a commercial settlement of the consequences of the delay be made upon the terms of this letter.

CPC expects to take 16 cargoes (1 cargo equivalent to 3,053 billion
BTUs) in the 1990 Annual Program and the parties agree as follows:

1. CPC intends to exercise its full Build-up Allowances under the Contract for 1990, resulting in a Fixed Quantity of 19 cargoes for 1990.

2. If CPC takes less than the Fixed Quantity of 19 cargoes then the shortfall will be made up at the rate of 2 cargoes each year starting in 1992 for each cargo less than the Fixed Quantity of 19 cargoes. CPC will endeavor to take not less than 12 cargoes in 1990 of which the first shall be a part cargo in accordance with paragraph 5 (b) of this letter.

3. Pertamina will not issue a take-or-pay invoice if CPC takes 12 or more cargoes in 1990.


Our Ref:  4768/I0000/89-53

Date    : DECEMBER 1, 1989

                                   - 2 -


4. In the unforeseen circumstances that CPC cannot take 12 cargoes in 1990, the parties will meet to discuss what remedy is appropriate in the light of Pertamina's financial exposure in such a case. CPC agrees in principle further to increase the quantities to be taken and/or to extend the Contract, but the extent of such increase/extension will be determined in such discussions.

5. To assist CPC's start-up operations, Pertamina agrees in respect of the first (cool-down) cargo delivered to CPC:

     (a) to waive all claims for demurrage up to a period of 10 consecutive days, and

     (b) to load and deliver less than a full cargo (but not less than 90,000 cubic meter) of LNG as CPC may request; but CPC shall pay for transportation as though a full cargo had been loaded.

The Contract shall continue in force except to the extent its application is modified by this letter.

The terms of this letter are subject to approval by the Board of Directors of CPC and the Government of Indonesia.


                              Very truly yours,

                              Perusahaan Pertambangan
                              Minyak dan Gas Bumi Negara
                              (PERTAMINA)


                              By:         /S/

Agreed and Accepted
the 1st day of December, 1989

CHINESE PETROLEUM CORPORATION


By:          /S/